Exhibit 10.47

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into this 31st day of December, 2006, by and between Virtual Radiologic Corporation (“VRC” or “the Company”), a Delaware company and Lorna Lusic (“Executive”), a resident of Minnesota.

WHEREAS, Executive is presently the Chief Operating Officer of the Company;

WHEREAS, the parties entered into an Employment Agreement with an effective date of November 1, 2003 (the “Employment Agreement”) which expires on December 31, 2006 (“Effective Date”) except that certain obligations of Executive continue thereunder;

WHEREAS, the parties do not intend to renew the Employment Agreement;

WHEREAS, as of the Effective Date, Executive will hold fully vested options (the “Options”) to purchase a total of One Hundred Seventy Five Thousand (175,000) shares of VRC’s common stock at an exercise price of One Dollar ($1.00) per share, which options expire by the terms of the Employment Agreement on the sixtieth (60th) day following the Effective Date;

WHEREAS, in appreciation of Executive’s contributions, in order to assist her with a smooth transition following the Effective Date, the parties have agreed to enter into this Agreement;

WHEREAS, in consideration of Executive’s promises, covenants and representations herein, VRC has further agreed to extend the exercise date for the Options as set forth below;

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1. Separation from Employment. Executive’s employment will terminate on the Effective Date. On the Effective Date, Executive shall receive a check in the gross amount of Seven Thousand Seven Hundred Fifty-Four and 05/100 Dollars ($7,754.05), less applicable withholding, which amount represents accrued but unused Paid Time Off. Executive shall receive this payment regardless of whether Executive signs this Agreement. Except as set forth in this Agreement, all benefits and privileges of employment shall end on the Effective Date.

2. Payments. Provided that Executive signs this Agreement and a second release on the Effective Date, in the form attached as Exhibit A, and does not revoke and/or rescind in accordance with Paragraph 13, below, the Company shall continue to pay Executive her current base salary (annualized at $168,353) in eleven (11) monthly installments of $14,000 and a final installment of $14,353 for the twelve month period beginning on January 1, 2007. Each such payment shall be paid by the 20th day of the month for which it is due. In the event that Executive violates any provisions of Section 11 or 12, any obligation of the Company under this Section 2 shall cease on the date of such violation. During the first ninety (90) days following the Effective Date, Executive shall be available to provide consulting services up to a maximum of eight (8) hours per week.

3. COBRA Coverage. Beginning January 1, 2007, VRC agrees to pay family COBRA medical coverage in the amount of $966.75/month, on Executive’s behalf, provided that Executive elects COBRA medical coverage for the shorter of (1) twelve (12) months or (2) until Executive becomes eligible for health care coverage through another employer. At Executive’s election, VRC agrees to pay family COBRA dental coverage in the amount of $127.28/month, provided Executive elects COBRA dental coverage, for the shorter of (1) twelve (12) months or (2) until Executive becomes eligible for dental coverage through another employer.

4. Options. Notwithstanding Executive’s termination of employment with the Company, the Options shall remain exercisable and the Option expiration date shall be extended until the earlier of (i) five o’clock (5:00) p.m. CST on December 31, 2008 or (ii) such date to which the Option exercise period may be extended pursuant to Treasury Regulation 1.409A-1(b)(5)(v)(C) without constituting an extension thereunder which would be considered the granting of a new stock right thereunder. The Options must be exercised by delivering to VRC written notice of the number of the Options being then exercised accompanied by certified funds or concurrent wire transfer to VRC’s account for the exercise price of the Options then exercised, together with any additional amount VRC may be required to withhold pursuant to applicable law. As a condition to VRC’s delivery of certificates representing the shares purchased, Executive shall furnish such customary information as VRC or its transfer agent shall require for the issuance of certificates. Any of the Options remaining unexercised after that date and time shall lapse and expire and be of no further force and effect. Unless with respect to a class of its capital stock VRC is required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 at the time of the exercise of any of the Options, Executive covenants and agrees (i) to enter into a Joinder Agreement making her a party and subject to the Stockholders’ Agreement to which all other shareholders of VRC are a party, (ii) to enter into any holdback agreement that may be required by VRC’s underwriters in connection with a public offering of VRC’s common shares, and (iii) that the certificates for the shares issued upon exercise of the Options may be imprinted with a customary legend restricting their transferability except in accordance with applicable securities laws.

5. Nondisparagement. Executive will not make any disparaging or derogatory comments about VRC, its management, products or services. VRC’s Senior Management Team will not make any disparaging or derogatory comments about Executive. VRC agrees to use its reasonable efforts to ensure that VRC employees do not make disparaging or derogatory comments about Executive.

6. Confidentiality. Executive and her counsel, agree that the existence, terms, and conditions of this Agreement shall remain confidential as between the parties, and Executive and her counsel shall not disclose them to any other person. Executive may only discuss the terms of this Agreement with her lawyers and accountant who shall be advised of its confidentiality and who shall agree to be bound by this Agreement. Executive may discuss the contents of this Agreement with Brent Backhaus prior to the date on which she executes this Agreement; any discussions with Mr. Backhaus regarding this Agreement which follow the date on which she executes this Agreement shall be a breach of this Agreement. Without limiting the generality of the foregoing, Executive agrees that she shall not disclose information regarding this Agreement to any third party including any current or former VRC employee. If asked about any dispute that may have existed between her and VRC, Executive may say only that “the matter has been resolved satisfactorily to all concerned.” Executive and VRC acknowledge their agreement to the contents of the announcement made on December 7, 2006 to VRC employees and thereafter to others respecting Executive’s departure from employment. Executive shall be deemed to have consented to any similar announcement made by VRC following that date. If asked about her departure from VRC, Executive may only repeat the language of that announcement. Executive acknowledges that she has an ongoing obligation to abide by Paragraph 8 of her Employment Agreement, which is incorporated herein by reference.

7. Representation By Executive. Executive represents and warrants that she has not engaged in any activity which would constitute wrongful conduct including, but not limited to, fraud, material misrepresentation, violation of any federal, state or local law, or any conduct contrary to existing policies of VRC except that Executive shall not be required to comply with VRC’s recently adopted Personal Relationships Policy. In executing this Agreement, VRC has relied on the representations by Executive in this Paragraph 7. These representations are a material term of this Agreement.

8. General Release of the Company. Executive settles and/or waives any and all claims she has or may have against Virtual Radiologic Corporation and to Virtual Radiologic Professionals LLC, Virtual Radiologic Professionals of California P.A., Virtual Radiologic Professionals of Illinois S.C., Virtual Radiologic Professionals of Michigan P.C., Virtual Radiologic Professionals of Minnesota P.A., Virtual Radiologic Professionals of New York P.A., and Virtual Radiologic Professionals of Texas P.A., their subsidiaries, affiliates, and related companies, and/or the current or former directors, officers, attorneys, insurers, employees, contractors, and agents (collectively, the “Released Parties”) for any act or omission that has occurred up through the date of execution of this Agreement, including but not limited to, any and all claims resulting from the Company’s hiring of Executive, Executive’s employment with the Company or the cessation of Executive’s employment with the Company. For the consideration expressed herein, Executive understands that while she retains the right to pursue an administrative action through an agency such as the Equal Employment Opportunity Commission (“EEOC”) or the Minnesota Department of Human Rights (“MDHR”), she hereby releases and discharges the Released Parties from all liability for damages, affirmative or equitable relief, judgments, or attorneys’ fees whether brought by Executive or on her behalf by any other party, governmental or otherwise. Aside from the EEOC or MDHR, as discussed above, Executive agrees not to institute any claim for damages, affirmative or equitable relief, judgments, or attorneys’ fees, nor authorize or assist any other party, to recover damages, affirmative or equitable relief, judgments, or attorneys’ fees on her behalf via administrative or legal proceedings against the Released Parties. Executive does hereby release and discharge the Release Parties from any and all statutory claims, including, but not limited to, any claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act (including The Older Worker Benefit Protection Act), 29 U.S.C. § 621 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Minnesota Human Rights Act, Minn. Stat. §363.01 et seq.; Minn. Stat. §181.81 and any other federal or state constitutions; federal, state or local statute, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through the date of her execution of this Agreement.

This Agreement also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: breach of contract (including but not limited to any claims that she may have under the Employment Agreement), tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals, or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; unpaid wages (including but not limited to any claims for bonuses, severance and vacation pay) and/or any other contract or tort theory based on either intentional or negligent conduct of any kind, including any attorneys’ fees, liquidated damages, punitive damages, and any costs or disbursements that could be awarded in connection with these or any other common law claims.

It is a further condition of the consideration hereof and is the intention of Executive in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action herein above specified. Executive acknowledges that she may hereafter discover claims or facts in addition to or different from those which she now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that she understands the significance and consequence of such release and specific waiver.

Executive does not waive any claims that she may have to pursue any obligations of the Company arising under this Agreement following the date on which she signs this Agreement.

This Agreement shall not modify, expand or reduce any obligation of the Company to indemnify Executive from any claims arising out of the performance of Executive’s services as an employee or officer of the Company as provided by applicable law and in accordance with the Company’s by-laws. Nothing herein is intended to expand, reduce or limit the Company’s obligations to provide the benefit of insurance coverage maintained by the Company (including

D&O coverage) for Executive in connection with claims based on actions or omissions of Executive during the period of Executive’s employment with the Company.

9. Release of Executive. VRC does hereby release and waive any claim against Executive related to her employment at VRC up through the date on which it executes this Agreement except that VRC does not release and/or waive any claims that it may have for fraud or material misrepresentation or breach of Paragraph 6 or any claims arising from acts of the Executive after the date on which it executes this Agreement.

10. Acceptance Period. The terms of this Agreement will be open for acceptance by Executive for a period of twenty-one (21) days from receipt (December 11, 2006), during which time Executive may consider whether or not to accept this Agreement and seek counsel to advise her regarding this Agreement, which she has done. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period.

11. Non-Competition.

(a) Executive agrees that, beginning on the Effective Date, and continuing for a period of twenty-four (24) months (“the Restricted Period”), Executive will not directly or indirectly, engage in any of the following prohibited activities:

(1) induce or attempt to induce any person who is employed by or otherwise engaged to perform services for the Company to cease working for the Company;

(2) induce or attempt to induce any customer, client, vendor, or supplier of the Company to cease doing business with the Company; or

(3) engage or participate, or prepare to engage or participate, either individually or as an employee, contractor, consultant, principal, owner, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which competes with the Company or engages in any line of business which the Company has entered or internally announced an intention to enter prior to the Effective Date, including, without limitation, (a) the provision of radiology services through the Internet to or on behalf of health care providers,; or (b) the provision of services or systems, including software and/or picture archiving and communication systems (“PACS”), that facilitate the acquisition or delivery of radiology images and data between locations for purposes of image management, image interpretation or delivery of interpretative reports, or (c) the provision of services or systems, including software, that are ancillary to the provision of radiology image interpretation services, including without limitation credentialing, licensing or scheduling, or (d) providing services to ThinAir Data Corp., Neurostar Solutions, Inc., or Commisure Inc., and/or any successors in interest.

Notwithstanding the foregoing, nothing in this Agreement shall be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market.

(b) Executive acknowledges that the Company has expended substantial time and expense in the acquisition, research and development of processes, technology, techniques and products which are unique to the Company or not generally known to others and which could be unfairly taken or used by others in competition with the Company, and further acknowledges that competition with the Company is not based strictly on geographical location. Accordingly, Executive agrees that the restrictions contained in this Agreement are reasonable. If the scope of the restrictions contained herein is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or re-written (“blue-lined”) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent Executive may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce such restrictions.

(c) To the extent Executive has question about whether a potential opportunity violates this Agreement, she will inform the General Counsel of the opportunity and seek a response.

(d) Executive understands her obligation to notify any potential employer about this provision and VRC agrees that Executive may provide a prospective employer with a copy of this Section 11 only.

12. Return of Company Property. Executive agrees that she shall return to the Company prior to the Effective Date all records, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, practices or techniques of the Company. Data listed above includes but is not limited to software sources code and passwords. Executive also shall promptly return all other property of the Company (such as, for example, computers, cellular telephones, pages, credit cards and keys), whether or not containing Confidential Information, that are in Executive’s possession or under her control. Executive shall agree to indemnify the Company against any and all losses arising from the misuse of said documents while these documents are under the control of Executive during or after termination of Employment Agreement. Executive shall return her laptop to the Company’s General Counsel immediately so that all Company information may be deleted whereupon the Company will return the laptop, and assign ownership of same, to Executive on the Effective Date provided that she has signed, and not revoked, this Agreement.

13. Right to Revoke and Rescind. Executive has the right to revoke this Agreement within fifteen (15) calendar days following her signing of it.

Any revocation or rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within fifteen (15) days and sent by certified mail, return receipt requested. Any revocation or rescission must be delivered or sent to the following address: George Frisch, General Counsel, Virtual Radiologic Corporation, 5995 Opus Parkway, Suite 200, Minneapolis, MN 55343.

In the event that Executive revokes and/or rescinds this Agreement, this Agreement shall be null and void, the Company shall not have any obligations under this Agreement, and the parties’ rights and obligations shall be determined solely with reference to the Employment Agreement.

14. Continuing Duty To Cooperate. Executive acknowledges that she has an ongoing obligation to the Company to provide reasonable assistance with the procurement and defense of intellectual property that was invented, trademarked or copyrighted by Executive and assigned or assignable to the Company. The obligations may include, but are not limited to, execution of formal documents, review of applications, consultations for the preparation and protection of the intellectual property, and appearance as a witness in actions to defend or enforce such intellectual property. The Company shall reimburse Executive all reasonable and necessary out-of-pocket expenses incurred by Executive at the request of the Company in connection with Executive’s performance of her obligation hereunder.

15. No Assignment. This Agreement is personal to Executive and has not been, nor may it be, assigned by Executive without the written agreement of the Company. Executive warrants and represents that she has not heretofore assigned or transferred to any other person, company, or entity any of her claims released by this Agreement.

16. Severability. Should any of the provisions of this Agreement be rendered invalid by a court or governmental agency of competent jurisdiction, it is agreed that this shall not in any way or manner affect the enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

17. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota, not including its choice-of-law rules. It is the express intent of the parties that this Agreement be binding and enforceable under the principles of law applicable to contract and that, subject to an appropriate order protecting its confidentiality, the Agreement itself may be used as evidence in a subsequent proceeding in which any party alleges a breach of this Agreement, so long as this Agreement is filed under seal or other measures are taken to ensure the confidentiality of its terms.

19. Entire Agreement. This Agreement, together with Exhibit A and the other documents referenced herein and/or specifically incorporated by reference herein (except for the Employment Agreement which shall terminate unless Executive rescinds or revokes this

Agreement) constitutes the entire agreement and final understanding between Executive and the Company. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior agreements, including but not limited to the Employment Agreement, negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included or incorporated by reference in this Agreement shall not be binding upon or enforceable against either party. This Agreement constitutes a fully integrated agreement. Any modification of, or addition to, this integrated agreement must be in writing signed by Executive and an authorized representative of the Company.

20. Injunctive Relief. The Company may assert a violation of Sections 11 or 12 or seek to enforce, by injunctive relief, the terms of Sections 11 or 12. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by her of the provisions of this Agreement. Accordingly, the Executive agrees that the Company may, but not to the exclusion of any other available remedy, enforce the provisions of Sections 11 and 12 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without necessity of filing a bond therefore, and without the necessity of proving actual damages, the Company shall be entitled to recover from the Executive its reasonable attorneys’ fees and costs in enforcing the provisions of Sections 11 and 12. In the event the Company is not the prevailing party or does not obtain the injunction, Executive shall be entitled to recover from the Company her attorney’s fees and costs.

21. Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the State or Federal courts of the State of Minnesota, located in Hennepin County. The Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in this Agreement. The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23. Agreement to Cooperate. All parties agree to cooperate fully, to execute any and all supplementary documents, and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and are not inconsistent with its terms.

24. Joint Drafting. Executive represents that she has been represented by counsel throughout the negotiations leading up to her signing of this Agreement. Executive further represents that she has had an adequate opportunity to review this Agreement before signing it, that her attorney has participated in the drafting of it and that all of the provisions contained herein are understandable to her and that she voluntarily enters into this Agreement.

25. Acknowledgement. Executive and the Company hereby affirm and acknowledge that they have read the foregoing Agreement, and that they have been (or had the option to be) represented by counsel throughout the negotiations leading up to the signing of this Agreement. The parties further affirm that they understand the meaning of the terms of this Agreement and their effect and that they agree that the provisions set forth in the Agreement are written in language that they understand. Executive and the Company represent that they enter into this Agreement freely and voluntarily.

PLEASE READ THIS AGREEMENT CAREFULLY. IT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I have read the foregoing Agreement, agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date shown below.

/s/ Lorna Lusic
Lorna Lusic Effective Date: Dec. 31, 2006

Sworn to and subscribed before me this 28 day of December 2006.	[SEAL]	CARA J. COLPITTS NOTARY PUBLIC-MINNESOTA My Commission Expires Jan 31, 2010
/s/ Cara J. Colpitts
Notary Public

Approved as to form and as to Paragraph 6:	MOSS & BARNETT

Dated: Dec. 31, 2006	By	/s/ John P. Boyle
John P. Boyle
4800 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-4129 612-877-5000

VIRTUAL RADIOLOGIC CORPORATION

Dated: , 2006	By	/s/ Sean O. Casey
	Title:	CEO

GENERAL RELEASE

This General Release (“General Release”) is made and entered into by Lorna Lusic (“Lusic”) and Virtual Radiologic Corporation (the “Corporation”).

WHEREAS, the Corporation and Lusic are parties to a Separation Agreement and General Release (“Agreement”);

WHEREAS, under the terms of the Agreement, which Lusic agrees are fair and reasonable, Lusic and the Corporation have agreed to enter into this General Release;

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1. General Release of the Corporation. Lusic settles and/or waives any and all claims she has or may have against Virtual Radiologic Corporation and to Virtual Radiologic Professionals LLC, Virtual Radiologic Professionals of California P.A., Virtual Radiologic Professionals of Illinois S.C., Virtual Radiologic Professionals of Michigan P.C., Virtual Radiologic Professionals of Minnesota P.A., Virtual Radiologic Professionals of New York P.A., and Virtual Radiologic Professionals of Texas P.A., their subsidiaries, affiliates, and related companies, and/or the current or former directors, officers, attorneys, insurers, employees, contractors, and agents (collectively, the “Released Parties”) for any act or omission that has occurred up through the date of execution of this General Release, including but not limited to, any and all claims resulting from the Corporation’s hiring of Lusic, Lusic’s employment with the Corporation or the cessation of Lusic’s employment with the Corporation. For the consideration expressed herein, Lusic understands that while she retains the right to pursue an administrative action through an agency such as the Equal Employment Opportunity Commission (“EEOC”) or the Minnesota Department of Human Rights (“MDHR”), she hereby releases and discharges the Released Parties from all liability for damages, affirmative or equitable relief, judgments, or attorneys’ fees whether brought by Lusic or on her behalf by any other party, governmental or otherwise. Aside from the EEOC or MDHR, as discussed above, Lusic agrees not to institute any claim for damages, affirmative or equitable relief, judgments, or attorneys’ fees, nor authorize or assist any other party, to recover damages, affirmative or equitable relief, judgments, or attorneys’ fees on her behalf via administrative or legal proceedings against the Released Parties. Lusic does hereby release and discharge the Release Parties from any and all statutory claims, including, but not limited to, any claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act (including The Older Worker Benefit Protection Act), 29 U.S.C. § 621 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; Minnesota Human Rights Act, Minn. Stat. §363.01 et seq.; Minn. Stat. §181.81 and any other federal or state constitutions; federal, state or local statute, or any contract, quasi contract, common law or tort claims, whether known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through the date of her execution of this General Release.

This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: breach of contract (including but not

Exhibit A

limited to any claims that she may have under the Employment Agreement), tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of employee handbooks, manuals, or other policies; wrongful discharge; wrongful discharge in violation of public policy; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel and slander, discharge defamation and self-defamation; intentional or negligent infliction of emotional distress; negligence; breach of fiduciary duty; negligent hiring, retention or supervision; whistleblower claims; unpaid wages (including but not limited to any claims for bonuses, severance and vacation pay) and/or any other contract or tort theory based on either intentional or negligent conduct of any kind, including any attorneys’ fees, liquidated damages, punitive damages, and any costs or disbursements that could be awarded in connection with these or any other common law claims.

It is a further condition of the consideration hereof and is the intention of Lusic in executing this General Release that the same shall be effective as a bar as to each and every claim, demand and cause of action herein above specified. Lusic acknowledges that she may hereafter discover claims or facts in addition to or different from those which she now knows or believes to exist with respect to the subject matter of this General Release and which, if known or suspected at the time of executing this General Release, may have materially affected this settlement. Nevertheless, Lusic hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Lusic acknowledges that she understands the significance and consequence of such release and specific waiver.

Lusic does not waive any claims that she may have to pursue any obligations of the Corporation arising under this General Release following the date on which she signs this General Release.

This General Release shall not modify, expand or reduce any obligation of the Corporation to indemnify Lusic from any claims arising out of the performance of Lusic’s services as an employee or officer of the Corporation as provided by applicable law and in accordance with the Corporation’s by-laws. Nothing herein is intended to expand, reduce or limit the Corporation’s obligations to provide the benefit of insurance coverage maintained by the Corporation (including D&O coverage) for Lusic in connection with claims based on actions or omissions of Lusic during the period of Lusic’s employment with the Corporation.

2. Rescission. Lusic has been informed of her right to rescind this General Release by written notice to the Corporation within fifteen (15) calendar days after the execution of this General Release. Lusic has been informed and understands that any such rescission must be in writing and delivered to the Corporation by hand, or sent by mail within the 15-day time period. If delivered by mail, the rescission must be: (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested, to George H. Frisch, Esq., Virtual Radiologic Corporation, 5995 Opus Parkway, #200, Minnetonka, MN 55343. If Lusic rescinds, this General Release shall be null and void and the Corporation shall have no obligations under the General Release.

3. Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Lusic for a period of 21 days from receipt, during which time Lusic may consider whether or not to accept this General Release. Lusic agrees that changes to this

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General Release, whether material or immaterial, will not restart this acceptance period. Lusic is hereby advised to seek the advice of an attorney regarding this General Release, which she has done.

4. Representation By Lusic. Lusic represents and warrants that she has not engaged in any activity which would constitute wrongful conduct including, but not limited to, fraud, material misrepresentation, violation of any federal, state or local law, or any conduct contrary to existing policies of the Corporation except that Lusic shall not be required to comply with the Corporation’s recently adopted Personal Relationships Policy. In executing this General Release, the Corporation has relied on the representations by Lusic in this Paragraph 4 and in the Agreement. These representations are a material term of this General Release.

5. Release of Lusic. The Corporation does hereby release and waive any claim against Lusic related to her employment at the Corporation up through the date on which it executes this General Release except that the Corporation does not release and/or waive any claims that it may have for fraud or material misrepresentation or breach of Paragraph 4 or any claims arising from acts of Lusic after the date on which it executes this General Release.

6. Binding Agreement. This General Release shall be binding upon, and inure to the benefit of, Lusic and the Corporation and their respective successors and permitted assigns.

7. Representation. Lusic hereby acknowledges and states that she has read this General Release. Lusic further represents that this General Release is written in language which is understandable to her, that she fully appreciates the meaning of its terms, and that she enters into this General Release freely and voluntarily.

8. Governing Law. Lusic and the Corporation agree that Minnesota law shall govern the construction and interpretation of this General Release which has been negotiated by the parties.

IN WITNESS WHEREOF, Lusic has authorized, executed, and delivered this General Release.

Dated: 1/4/07	/s/ Lorna Lusic
Lorna Lusic

Subscribed and sworn to before me this 4th day of January, 2007.	[SEAL]	SUSAN MOHANA SHETTY NOTARY PUBLIC MINNESOTA My Commission Expires Jan 31, 2010
/s/ Susan Shetty
Notary Public

VIRTUAL RADIOLOGIC CORPORATION

Dated: , 2006	By:	/s/ Sean O. Casey
	Title:	CEO

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